FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC., ANNOUNCES RECORD FINANCIAL RESULTS FOR FISCAL 2006 THIRD QUARTER AND NINE MONTHS

· Net Earnings Up 141.9 percent

·	Best ever quarterly sales and gross margin percent · Backlog up 34.9 percent · Outlook for remainder of fiscal 2006 - excellent

     RACINE, WISCONSIN—April 25, 2006—Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2006 third quarter and nine months ended March 31, 2006. Net income and diluted earnings per share for the fiscal 2006 third quarter were the highest ever, excluding fiscal 2001 third quarter’s sale of an affiliate.

     Net earnings for the third quarter increased 141.9 percent, or $2,240,000, to $3,819,000, or $0.64 per diluted share, compared with $1,579,000, or $0.27 per diluted share, for the fiscal 2005 third quarter. For the fiscal 2006 nine months, net earnings increased 133.4 percent to $8,793,000, or $1.49 per diluted share, compared with $3,768,000, or $0.65 per diluted share, in the fiscal 2005 nine months. Earnings per diluted share reflect a two-for-one stock split of the Company’s common stock that occurred April 3, 2006.

     Gross margin as a percentage of sales increased 5.0 percentage points to 31.0 percent from 26.0 percent in last year’s comparable period. For the fiscal 2006 nine months, gross margin as a percentage of sales increased 3.8 percentage points to 29.5 percent from 25.7 percent in the same period last year. Quarterly gross margins have increased year-over-year for the past four quarters, as a continued result of a shift in product mix to higher margin items, selective price increases, improved absorption of expenses due to higher volumes, and enhanced efficiencies at the Company’s domestic manufacturing operation, as well as previously announced cost reduction programs.

     Sales for the quarter ended March 31, 2006, improved 13.6 percent to $64,125,000 from $56,436,000 in the same period a year ago. Year to date, sales increased 9.1 percent to $170,753,000 from $156,549,000 in the fiscal 2005 nine months. Sales continue to benefit from strong demand across all the major markets the Company serves, especially from its oilfield, military, and commercial marine customers.

     Commenting on the results, Michael E. Batten, Chairman and Chief Executive Officer, said, “We are extremely pleased to continue to produce record operating and financial results. This is an

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exciting time in the Company’s 87 year history. We have increased the shares outstanding to approximately 5,900,000 by splitting our common stock, improving the stock's liquidity and making it more affordable for individual investors. Further, the Board of Directors increased our March dividend payment 8.6 percent to $0.19 per common share on a pre-split basis.

     “For the third quarter, sales and the gross profit margin were not only records for our third quarter, but were the highest amounts for any quarter in our history. With our trailing twelve-month sales and earnings now at $232,676,000 and $2.03 per diluted share (adjusted), respectively, we remain confident that our financial improvements will continue for the remainder of fiscal 2006.”

     Christopher J. Eperjesy, Vice President – Finance, Chief Financial Officer and Secretary, stated, “The Company’s financial position remains strong. We recently completed the private placement of a 10-year $25,000,000 senior note. The terms of the note are included in an 8-K filing that was filed April 12, 2006. Given the present interest rate environment, we decided to lock in a fixed-rate, long-term debt agreement to help expand our future corporate development activities.

     “At the end of the third quarter, working capital remained strong at $53,814,000, compared to $43,616,000 at June 30, 2005. Accounts receivable at March 31, 2006 were almost even compared to the end of the 2005 fiscal year, which is quite impressive considering sales increased 9.1 percent. In addition to a significant increase in our backlog, our inventories have only increased 4.1 percent over the same period last fiscal year. Total debt since the beginning of the fiscal year has decreased 12.8 percent. ”

     Mr. Batten concluded, “Our backlog of orders to be shipped over the next six months is approximately $88,500,000, up 34.9 percent compared with the same period a year ago. We are encouraged by our financial and operating momentum and continue to look at ways to grow our businesses both internally and through selective acquisitions.”

     Twin Disc designs, manufactures and sells heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives and propellers; power-shift transmissions; power take-offs and reduction gears; industrial clutches; and control systems. The Company sells its products to customers primarily in the marine, industrial equipment, government, energy and natural resources, and agricultural markets.

     This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share data; unaudited)

		Three Months Ended	Nine Months Ended
		March 31,	March 31,
	2006	2005	2006	2005

Net sales	$64,125	$56,436	$170,753	$156,549
Cost of goods sold	44,219	41,761	120,420	116,284

Gross profit	19,906	14,675	50,333	40,265
Marketing, engineering and
administrative expenses	13,153	11,227	34,790	31,997
Interest expense	421	304	1,136	814
Other expense (Income), net	34	181	(67)	322

Earnings before income
taxes and minority interest	6,298	2,963	14,474	7,132
Income taxes	2,445	1,388	5,582	3,300
Minority interest	(34)	4	(99)	(64)
Net earnings	$3,819	$1,579	$ 8,793	$ 3,768

Earnings per share:
Basic	$0.66	$0.27	$ 1.53	$ 0.66
Diluted	$0.64	$0.27	$ 1.49	$ 0.65

Average shares outstanding:
Basic	5,775	5,754	5,760	5,715
Diluted	5,923	5,857	5,889	5,811

Dividends per share	$0.0950	$0.0875	$0.2700	$0.2625

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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per-share data; unaudited)

	March 31,	June 30,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$ 9,764	$11,614
Trade accounts receivable, net	37,797	37,751
Inventories, net	55,398	48,481
Deferred income taxes	7,289	5,514
Other	4,572	6,165
Total current assets	114,820	109,525

Property, plant and equipment, net	38,958	40,331
Goodwill	12,624	12,854
Deferred income taxes	14,664	16,230
Other assets	9,243	9,097

	$190,309	$188,037

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Notes payable	$ 0	$3,522
Current maturities on long-term debt	2,856	2,849
Accounts payable	19,582	21,746
Accrued liabilities	38,568	37,792
Total current liabilities	61,006	65,909

Long-term debt	15,739	14,958
Accrued retirement benefits	38,932	39,680
Other long-term liabilities	130	0
	115,807	120,547

Minority interest	541	591

Shareholders' equity:
Common stock	11,509	11,450
Retained earnings	96,544	89,316
Accumulated other comprehensive loss	(18,908)	(17,567)

	89,145	83,199
Less treasury stock, at cost	15,184	16,300

Total shareholders' equity	73,961	66,899

	$190,309	$188,037

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